Exhibit 99.1

Ameritrans Capital Corporation’s Stockholders Approve Issuance of up to $65 Million of Common Stock to Renova US Holdings Ltd. and Related Proposals

NEW YORK (BUSINESS WIRE) – Ameritrans Capital Corporation (NASDAQ: AMTC, AMTCP), today announced that, at a Special Meeting of the stockholders of Ameritrans Capital Corporation (“Ameritrans”) held on June 24, 2011, its stockholders approved the issuance of up to $65 million of common stock to Renova US Holdings Ltd (“Renova”) in accordance with the terms, and subject to the conditions, set forth in the Stock Purchase Agreement (the “Purchase Agreement”), dated April 12, 2011, between Ameritrans and Renova, as amended.  In addition, at the Special Meeting, Ameritrans’ stockholders approved the adoption of an Amended and Restated Certificate of Incorporation and an Investment Advisory Agreement with Ameritrans Capital Management, LLC, in the forms attached as Annexes II and III, respectively, to Ameritrans’ revised definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on May 31, 2011.

Michael Feinsod, Ameritrans’ Chief Executive Officer, President and Chairman of the Board of Directors, stated “we appreciate the support of our stockholders.  We are actively working to satisfy the remaining conditions to closing under the Purchase Agreement and to complete the Renova transaction.”

The closing of the transactions contemplated by the Purchase Agreement and the implementation of the proposals approved at the Special Meeting remain subject to various closing conditions, including regulatory approval.  A more in-depth discussion of the transaction and the proposals approved at the Special Meeting can be found in Ameritrans’ Revised Definitive Proxy Statement filed with the SEC on May 31, 2011, as amended on June 17, 2011, and Ameritrans’ Current Reports on Form 8-K filed with the SEC on April 14, 2011 and June 17, 2011.

About Ameritrans

Ameritrans Capital Corporation is an internally managed, closed-end investment company that has elected to be regulated as a business development company (BDC) under the Investment Company Act of 1940, as amended. Ameritrans originates, structures and manages a portfolio of secured business loans and selected equity securities. Ameritrans' wholly owned subsidiary Elk Associates Funding Corporation was licensed by the United States Small Business Administration as a Small Business Investment Company (SBIC) in 1980.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. Ameritrans Capital Corporation cautions investors not to place undue reliance on forward-looking statements, which speak only as to management's expectations on this date.

Ameritrans Capital Corporation

Michael Feinsod, 212-355-2449